Exhibit 1.3

TWO HARBORS INVESTMENT CORP.

Amendment No. 2 to the Equity Distribution Agreement

July 30, 2024

Citizens JMP Securities, LLC

600 Montgomery Street, Suite 1100

San Francisco, California 94111

Ladies and Gentlemen:

Reference is made to the Equity Distribution Agreement, dated November 10, 2022, as amended by Amendment No. 1 to the Equity Distribution Agreement, dated February 23, 2024 (as amended, the “Agreement”), among Two Harbors Investment Corp., a Maryland corporation (the “Company”), and Citizens JMP Securities, LLC (the “Placement Agent”) with respect to the issuance and sale from time to time through the Placement Agent of up to 11,000,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), on the terms set forth in the Agreement.

The parties hereto wish to amend the Agreement through this Amendment No. 2 to the Equity Distribution Agreement (this “Amendment”) to make certain changes to the Agreement with effect on and after the date hereof (the “Effective Date”).

SECTION 1. Amendment. The parties hereto agree, from and after the Effective Date, that:

(a)	The references to “11,000,000 Shares” on the cover and in the heading of page 1 of the Agreement regarding the aggregate number of shares of Common Stock are amended and restated with “15,000,000 Shares”.

(b)	The first sentence of the first paragraph of Section 1 of the Agreement is amended and restated as follows:

The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through the Placement Agent, acting as agent and/or principal, up to 15,000,000 shares (the “Securities”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

(c)	For the avoidance of doubt, the number of shares sold counted against the 15,000,000 shares of Common Stock shall not include shares sold pursuant to the Agreement prior to the date hereof.

SECTION 2. No Further Amendment. The Agreement, as amended by this Amendment, is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein.

SECTION 3. Governing Law. This Amendment and any claim, counterclaim, controversy or dispute of any kind or nature whatsoever arising out of or in any way relating to this Amendment, directly or indirectly, shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 4. Counterparts. This Amendment may be signed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

SECTION 5. Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Amendment.

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If the foregoing correctly sets forth the understanding between the Company and the Placement Agent, please so indicate in the space provided below for that purpose, whereupon this Amendment and your acceptance shall constitute a binding agreement among the Company and the Placement Agent.

Very truly yours,

TWO HARBORS INVESTMENT CORP.

By:	/s/ William Greenberg
Name: William Greenberg
Title: Chief Executive Officer and President

CONFIRMED AND ACCEPTED, as of the date first above written:

Citizens JMP Securities, LLC

By	/s/ Jorge Solares - Parkhurst
Authorized Signatory